Exhibit 99.9

Kinetics of chronic lymphocytic leukemia cells in tissues and blood during therapy with the BTK inhibitor ibrutinib

Dominik Wodarz1, Naveen Garg2, Natalia L. Komarova1, Ohad Benjamini3, Michael J. Keating3, William G. Wierda3, Hagop Kantarjian3, Danelle James4, Susan O’Brien3, Jan A. Burger3

1	Departments of Mathematics and Ecology and Evolutionary Biology, University of California, Irvine, California
2	Department of Diagnostic Radiology, MD Anderson Cancer Center, Houston, Texas
3	Department of Leukemia, MD Anderson Cancer Center, Houston, Texas
4	Pharmacyclics Inc., Sunnyvale, California

Bruton's tyrosine kinase (BTK), an essential component of B-cell-receptor (BCR) signaling, is blocked by ibrutinib, a BTK inhibitor that is clinically active in patients with chronic lymphocytic leukemia (CLL). Characteristically, ibrutinib causes CLL cell redistribution from tissue sites into the peripheral blood during the initial weeks of therapy, resulting in a transient surge in lymphocytosis. This activity of ibrutinib is thought to be important for the anti-leukemia activity of ibrutinib in CLL, because it removes CLL cells from the tissue microenvironment and consequently deprives the leukemia cells from growth- and survival-promoting cellular and molecular signals that are present in the tissues. However, clinically it has been noted that the magnitude of lymphocytosis during ibrutinib therapy is lesser than what would be expected from the rapid reduction in overall tissue disease burden, seen during the early weeks of ibrutinib therapy, especially in patients with bulky lymph nodes.

Therefore, we aimed to quantify the relative amount of tissue CLL cells redistributed into the peripheral blood, and to better characterize the dynamics of this redistribution phenomenon. Crucial kinetic parameters were estimated by fitting a two-compartment mathematical model to clinical data that document serial blood lymphocyte counts of CLL patients as well as changes in total tissue burden, calculated from radiological measurements of lymph node and spleen volumes during ibrutinib therapy. This was done in a cohort of ten relapsed CLL patients, treated with single-agent ibrutinib, 420 mg PO daily on the Phase 1b/2 ibrutinib study at MD Anderson Cancer Center. We found that during ibrutinib therapy, on average 1.7 ± 1.1% of the cells die per day in the blood, while in tissue 2.7% ± 0.99% of the cells die per day. These death rates during treatment are approximately 5 times higher than those estimated in previous studies in the absence of treatment.  The average fraction of the tissue CLL cells that was redistributed into the blood during ibrutinib therapy accounted for 23.3 ± 17% (range: 1.9% to 52.6%) of the calculated total tissue disease burden, with an average time for achieving a 50% reduction in tissue CLL cells of 20.3 ± 3.6 days. These findings indicate that generally a relatively small fraction of the total tissue CLL cell burden is re-distributed into the blood during ibrutinib therapy, and that a significant amount of drug-induced cell death occurs in tissue compartments.